Exhibit 99.1
Insteel Industries, Inc.
NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian
Chief Financial Officer and Treasurer
Insteel Industries, Inc.
336-786-2141, Ext. 3020
INSTEEL INDUSTRIES REPORTS SECOND-QUARTER FINANCIAL RESULTS
•	Sales and earnings rise to new record highs for the second quarter

•	Earnings from continuing operations increase 70% from prior year and net earnings increase 47% to $7.4 million, or $0.80 per diluted share

•	Sales increase 9% to $89.0 million on 20% increase in shipments

•	Company announces plans to exit industrial wire business during the third quarter
MOUNT AIRY, N.C., April 21, 2006 – Insteel Industries, Inc. (Nasdaq: IIIN) today announced record financial results for the second quarter ended April 1, 2006. Net earnings for the second quarter increased 47% to $7.4 million, or $0.80 per diluted share compared with $5.0 million, or $0.53 per diluted share for the same period last year. Excluding the prior year gain of $698,000, or $0.07 per diluted share from a discontinued operation, earnings from continuing operations rose 70% from the year-ago quarter. Sales for the second quarter increased 9% to $89.0 million from $81.7 million in the prior year quarter. Shipments for the second quarter increased 20% while average selling prices decreased 9% from the prior year levels.
For the six-month period ended April 1, 2006, net earnings increased 48% to $15.1 million, or $1.61 per diluted share, compared with $10.2 million, or $1.07 per diluted share for the same period last year. Excluding the prior year gain from the discontinued operation, earnings from continuing operations rose 59% from the year-ago period. Sales for the six-month period increased 10% to $172.5 million from $156.3 million in the prior year period. Shipments for the six-month period increased 22% while average selling prices decreased 9% from the prior year levels.
“Insteel’s record results for the second quarter were driven by strong demand for our concrete reinforcing products,” said H.O. Woltz III, Insteel’s president and chief executive officer. “The strengthening in our order book enabled us to ramp up the operating schedules of our manufacturing facilities, favorably impacting productivity levels and unit conversion costs. We continue to focus on the fundamentals of our business in executing our strategy and driving further performance improvements throughout our operations.”
Business Segment Results
Concrete Reinforcing Products
Sales of concrete reinforcing products for the second quarter increased 11% to $79.8 million from $72.0 million in the prior year quarter. Shipments increased 22% while average selling prices decreased 9% from the prior year levels. Gross profit for the second quarter increased 46% to $17.0 million, or 21.3% of net sales from $11.6 million, or 16.1% of net sales in the prior year due to higher shipments and lower unit conversion costs.
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1373 BOGGS DRIVE / MOUNT AIRY, NORTH CAROLINA 27030 / 336-786-2141/ FAX 336-786-2144

For the six-month period, sales of concrete reinforcing products increased 13% to $155.4 million from $137.1 million in the year-ago period. Shipments increased 25% while average selling prices decreased 9% from the prior year levels. Gross profit for the six-month period increased 38% to $34.1 million, or 21.9% of net sales from $24.7 million, or 18.1% of net sales in the prior year due to the same factors impacting the second-quarter results.
Industrial Wire Products
Sales of industrial wire products for the second quarter decreased 5% to $9.2 million from $9.6 million in the year-ago period. Shipments increased 4% while average selling prices decreased 8% from the prior year levels. The gross loss for the second quarter was $665,000 compared with gross profit of $128,000 in the prior year due to lower spreads between average selling prices and raw material costs together with higher unit conversion costs.
For the six-month period, sales of industrial wire products decreased 11% to $17.1 million from $19.2 million in the year-ago period. Shipments decreased 2% and average selling prices fell 9% from the prior year levels. The gross loss for the six-month period was $1.1 million compared with gross profit of $694,000 in the prior year due to the same factors impacting the second-quarter results.
Operating Cash Flow
Net cash provided by operating activities for the second quarter decreased $7.1 million to $4.1 million from $11.2 million in the prior year quarter largely due to the year-over-year changes in net working capital which offset the increase in earnings. Net working capital used $3.7 million of cash in the current year quarter driven by the usual seasonal factors while providing $6.1 million in the prior year as a result of the Company’s inventory reduction measures. For the six-month period, net cash provided by operating activities increased $16.3 million to $24.6 million from $8.3 million in the prior year period.
Share Repurchases
The Company repurchased a total of 400,000 shares of its outstanding common stock during the second quarter for $8.5 million under its previously announced stock repurchase program. As of April 1, 2006, the Company was authorized to buy back up to an additional $6.5 million of its outstanding common stock over the remaining term of the program, which runs through January 12, 2007. As previously indicated, repurchases may be made from time to time in the open market or in privately negotiated transactions subject to market conditions, applicable legal requirements and other factors. The Company is not obligated to acquire any particular amount of common stock and the program may be suspended at any time at the Company’s discretion.
Company to Exit the Industrial Wire Business
The Company also announced that subsequent to the end of the second quarter, it determined that it would exit the industrial wire business and proceed with the closure of its Fredericksburg, Virginia manufacturing facility. In 2005, industrial wire products generated $36.2 million of revenues (10% of consolidated net sales) and $559,000 of gross profit (1% of consolidated gross profit), which deteriorated to the previously referenced gross loss of $1.1 million for the first six months of 2006. Based on the weakening in the business outlook for the facility and the expected continuation of difficult market conditions and reduced operating levels, the Company concluded that the closure of the plant and sale of its assets would be the best course of action. The Company expects to complete the closure of the plant
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Insteel Industries, Inc.

during its third quarter ending July 1, 2006.
In connection with the plant closure, the Company currently estimates that it will record pre-tax charges totaling approximately $4.0 million during the third quarter for non-cash impairment losses to write down the carrying values of the assets to be sold ($2.7 million), and cash outlays for employee termination benefits and contractual obligations ($1.3 million). The actual charges recorded will not be known until the Company has finalized the details of its closure plan and its determination of the assets to be sold, and prepared or obtained updated estimates of the related fair values. The results for the industrial wire business will be excluded from continuing operations and reported as a discontinued operation in the Company’s financial reporting beginning with the third quarter. Following the completion of the plant closure, the Company’s business activities will be entirely focused on concrete reinforcing products.
“In spite of the hard work and dedication of our people, our efforts to improve the operating rate and financial performance of the Virginia facility have been unsuccessful and the prospects for improving market conditions do not justify continued operations,” said Woltz. “Our focus at this point is on assisting our people with the transition process and winding down the facility in an orderly fashion.”
Outlook
Commenting on the outlook for the remainder of fiscal 2006, Woltz said, “As we enter the second half of the year, which is typically our strongest shipping period from a seasonal standpoint, we are encouraged by the anticipated continuation of the improved market environment that began during the first quarter and hope to build on this momentum going forward. We believe that the upturn in demand that we have experienced has been driven primarily by the improvement in the nonresidential construction sector which is expected to continue. Up to this point, we have seen minimal impact from either the anticipated increases in infrastructure spending at the federal and state level or the post-hurricane reconstruction requirements. We expect that these factors will begin to have a gradually increasing impact on the demand for our concrete reinforcing products later into the year and into 2007.
“The expansions of our engineered structural mesh (“ESM”) and PC strand product lines are proceeding as planned. In view of the favorable macro outlook for these markets, we believe that the timing is opportune in deploying the additional capacity and expect both projects to yield operating cost reductions as well. These growth initiatives will be augmented by the addition of a third ESM line planned for 2007. We believe that we are well-positioned to extend the favorable performance trends that have been achieved through the first half of the year and continue generating attractive returns for our shareholders.”
Conference Call
Insteel will hold a conference call at 10:00 a.m. ET today to discuss the Company’s second-quarter financial results. A live webcast of this call can be accessed on the Company’s website at http://www.insteel.com under “Investor Information” and will be archived for replay.
About Insteel
Insteel Industries is one of the nation’s largest manufacturers of steel wire reinforcing products. The Company manufactures and markets standard and engineered reinforcing solutions for a broad range of concrete construction and industrial applications. Insteel’s concrete reinforcing products business unit
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Insteel Industries, Inc.

manufactures PC strand and welded wire reinforcement products including standard welded wire reinforcement, concrete pipe reinforcement and engineered structural mesh. The Company’s industrial wire products business unit manufactures tire bead wire and other specialty wire products. Headquartered in Mount Airy, North Carolina, Insteel operates seven manufacturing facilities located in the United States.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s periodic reports, in particular in its report on Form 10-K for the year ended October 1, 2005, filed with the U.S. Securities and Exchange Commission. You should carefully read these risk factors.
All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the Company; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which the Company operates; the continuation of favorable demand trends for the Company’s concrete reinforcing products resulting from increases in nonresidential construction spending and government infrastructure-related spending together with the post-hurricane reconstruction requirements; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of the Company’s primary raw material, hot-rolled steel wire rod from domestic and foreign suppliers; the Company’s ability to raise selling prices in order to recover increases in wire rod prices; changes in U.S. or foreign trade policy affecting imports or exports of steel wire rod or the Company’s products; interest rate volatility; unanticipated changes in customer demand, order patterns and inventory levels; the Company’s ability to further develop the market for ESM and expand its shipments; the timely and successful completion of the expansions of the Company’s ESM and PC strand operations; the impact and costs associated with the Company’s exit from the industrial wire business; legal, environmental or regulatory developments that significantly impact the Company’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in medical costs that affect employee benefit expenses; and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended October 1, 2005.
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except for per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Net sales	$88,979	$81,654	$172,513	$156,318
Cost of sales	72,665	69,937	139,568	130,878

Gross profit	16,314	11,717	32,945	25,440
Selling, general and administrative expense	4,497	3,929	8,659	8,109
Other expense (income), net	(26)	(5)	(234)	29
Interest expense	170	1,227	431	3,037
Interest income	(31)	—	(83)	—

Earnings from continuing operations before income taxes	11,704	6,566	24,172	14,265
Income taxes	4,303	2,220	9,093	4,803

Earnings from continuing operations	7,401	4,346	15,079	9,462
Discontinued operations:
Gain on disposal of Insteel Construction Systems (net of income taxes of $428)	—	698	—	698

Net earnings	$7,401	$5,044	$15,079	$10,160

Per share amounts:
Basic:
Earnings from continuing operations	$0.81	$0.47	$1.63	$1.02
Gain from discontinued operations	—	0.07	—	0.08

Net earnings	$0.81	$0.54	$1.63	$1.10

Diluted:
Earnings from continuing operations	$0.80	$0.46	$1.61	$1.00
Gain from discontinued operations	—	0.07	—	0.07

Net earnings	$0.80	$0.53	$1.61	$1.07

Cash dividends declared	$0.06	$—	$0.12	$—

Weighted average shares outstanding:
Basic	9,143	9,307	9,266	9,242
Diluted	9,232	9,462	9,340	9,444
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
BUSINESS SEGMENT RESULTS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	April 1,	April 2,	April 1,	April 2,
	2006	2005	2006	2005
Concrete reinforcing products:
Net sales	$79,776	$72,015	$155,380	$137,078
Gross profit	16,979	11,589	34,092	24,746
Percentage of net sales	21.3%	16.1%	21.9%	18.1%

Industrial wire products:
Net sales	$9,203	$9,639	$17,133	$19,240
Gross profit (loss)	(665)	128	(1,147)	694
Percentage of net sales	(7.2%)	1.3%	(6.7%)	3.6%

Total:
Net sales	$88,979	$81,654	$172,513	$156,318
Gross profit	16,314	11,717	32,945	25,440
Percentage of net sales	18.3%	14.3%	19.1%	16.3%
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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	April 1,	October 1,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$—	$1,372
Accounts receivable, net	40,890	42,822
Inventories	46,961	33,160
Prepaid expenses and other	2,732	3,663

Total current assets	90,583	81,017
Property, plant and equipment, net	55,302	49,934
Other assets	8,358	7,325

Total assets	$154,243	$138,276

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$37,347	$17,403
Accrued expenses	7,218	9,576
Current portion of long-term debt	—	2,376

Total current liabilities	44,565	29,355
Long-term debt	3,800	9,484
Other liabilities	2,268	2,401
Shareholders’ equity:
Common stock	18,159	18,861
Additional paid-in capital	46,220	45,003
Deferred stock compensation	(687)	(508)
Retained earnings	41,010	34,772
Accumulated other comprehensive loss	(1,092)	(1,092)

Total shareholders’ equity	103,610	97,036

Total liabilities and shareholders’ equity	$154,243	$138,276

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Insteel Industries, Inc.

INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	April 1,	April 2,
	2006	2005
Cash Flows From Operating Activities:
Net earnings	$15,079	$10,160
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,716	2,598
Amortization of capitalized financing costs	330	394
Amortization of unrealized loss on financial instruments	—	1,059
Stock-based compensation expense	650	816
Excess tax benefits from exercise of stock options	(314)	—
Loss on sale of property, plant and equipment	1	28
Gain on disposal of discontinued operation	—	(1,126)
Deferred income taxes	(427)	(476)
Net changes in assets and liabilities:
Accounts receivable, net	1,932	6,419
Inventories	(13,801)	(13,475)
Accounts payable and accrued expenses	17,637	349
Other changes	789	1,527

Total adjustments	9,513	(1,887)

Net cash provided by operating activities	24,592	8,273

Cash Flows From Investing Activities:
Capital expenditures	(8,092)	(2,405)
Proceeds from sale of property, plant and equipment	7	1
Proceeds from sale of discontinued operation	—	1,270
Increase in cash surrender value of life insurance policies	(716)	(515)

Net cash used for investing activities	(8,801)	(1,649)

Cash Flows From Financing Activities:
Proceeds from long-term debt	127,718	171,874
Principal payments on long-term debt	(135,778)	(179,535)
Financing costs	(294)	(23)
Cash received from exercise of stock options	167	95
Excess tax benefits from exercise of stock options	314	—
Repurchase of common stock	(8,529)	—
Cash dividends paid	(1,132)	—
Other	371	13

Net cash used for financing activities	(17,163)	(7,576)

Net decrease in cash and cash equivalents	(1,372)	(952)
Cash and cash equivalents at beginning of period	1,372	2,318

Cash and cash equivalents at end of period	$—	$1,366

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$125	$1,579
Income taxes	9,528	5,752
Non-cash financing activity:
Cashless exercise of stock options	—	338
Issuance of restricted stock	526	742
Declaration of cash dividends to be paid	545	—
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Insteel Industries, Inc.